Exhibit 99.1

ZEBRA TECHNOLOGIES NAMES ACTING CFO

Olivier Leonetti departing for new role in non-competing industry

LINCOLNSHIRE, Ill. – Aug. 18, 2020 – Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the front line of business with solutions and partners that deliver a performance edge, today announced that Nathan Winters has been named acting Chief Financial Officer (CFO) effective Aug. 28, 2020. Olivier Leonetti, our current CFO, will depart effective Aug. 28, 2020 to take on a new role outside the company.

Winters has been the company’s Vice President of Corporate Financial Planning & Analysis and Business Operations since 2018 and will hold the CFO position as Zebra conducts a search for a new CFO. Prior to Zebra, Winters served in financial roles for GE for more than 16 years where he held multiple CFO positions, most recently serving as CFO of GE Healthcare Global Supply Chain.

“Olivier has been a key member of our executive leadership team, enabling Zebra’s growth and advancing our Enterprise Asset Intelligence vision. During his tenure, he notably helped develop a high-caliber finance organization and improved our overall financial profile. We are thankful for his contributions to Zebra and wish him well in his new endeavors,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “We are happy to have such strong talent in Nathan to serve in the interim role, and I’m confident in his ability to maintain our momentum.”

“I am grateful for the opportunity to be a part of Zebra’s success over the past four years,” said Leonetti. “A strong balance sheet, a focus on strategic profitable growth, and a world-class organization of innovative and talented employees has positioned Zebra for a continued, bright future.”

ABOUT ZEBRA TECHNOLOGIES

Zebra (NASDAQ: ZBRA) empowers the front line in retail/ecommerce, manufacturing, transportation and logistics, healthcare, public sector and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, we deliver industry-tailored, end-to-end solutions to enable every asset and worker to be visible, connected and fully optimized. Our market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. In 2020, Zebra made Forbes Global 2000 list for the second consecutive year and was listed among Fast Company’s Best Companies for Innovators. For more information, visit www.zebra.com or sign up for news alerts. Participate in our Your Edge blog and follow us on LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:

Mike Steele, CFA, IRC

Zebra Technologies

Vice President, Investor Relations

+1.847.793.6707

msteele@zebra.com

Media Contact:

Therese Van Ryne

Zebra Technologies

Director, Global Public Relations

+1.847.370.2317

therese.vanryne@zebra.com

ZEBRA and the stylized Zebra head are trademarks of Zebra Technologies Corporation, registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners. ©2020 Zebra Technologies Corp. and/or its affiliates.